Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-185869 on Form S-4, 333-170621, 333-170622, and 333-177055 on Form S-3 and 333-105728, 333-105729, 333-172569, 333-175268, and 333-175296 on Form S-8 of First PacTrust Bancorp, Inc. of our report dated March 30, 2012 with respect to the consolidated financial statements of First PacTrust Bancorp, Inc. as of and for the two years ended December 31, 2011, which report appears in this Annual Report on Form 10-K of First PacTrust Bancorp, Inc. for the year ended December 31, 2012.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Costa Mesa, California

March 28, 2013